New Hampshire Thrift Bancshares, Inc. Announces Earnings for Second Quarter of 2014

NEWPORT, NH -- (Marketwired - July 11, 2014) - New Hampshire Thrift Bancshares, Inc. ("we," "us," "our" or the "Company") (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today reported consolidated net income for the six months ended June 30, 2014 of $4.5 million, or $0.53 diluted earnings per common share, compared to $3.8 million, or $0.52 diluted earnings per common share, for same period in 2013, an increase of $638 thousand, or 16.58%. For the quarter ended June 30, 2014, we reported consolidated net income of $2.3 million, or $0.28 diluted earnings per common share, compared to $1.8 million, or $0.25 diluted earnings per common share, for the quarter ended June 30, 2013, an increase of $544 thousand, or 30.27%.

"The financial results for the second quarter of 2014 reflect strong loan growth, due in part to our expanded footprint, which now extends from Nashua in southern New Hampshire to Randolph in central Vermont," President and Chief Executive Officer, Steve Theroux, commented. "As the refinance market waned, we shifted our emphasis to the purchase mortgage and commercial real estate markets, which has produced increased interest income to help offset the decrease of approximately $1.4 million in mortgage banking fees for the first six months of 2014. Additionally, fees generated through our wealth management and insurance subsidiaries continue to incrementally add to non-interest income."

Financial Highlights

  Total assets increased $67.4 million, or 4.73%, to $1.5 billion at June 30, 2014 from $1.4 billion at December 31, 2013.

  Net loans increased $67.3 million, or 5.93%, to $1.2 billion at June 30, 2014 from $1.1 billion at December 31, 2013.

  During the six months ended June 30, 2014, the Company originated $190.8 million in loans, an increase of 7.49%, compared to $177.5 million during the same period in 2013. During the quarter ended June 30, 2014, we originated $110.9 million in loans, an increase of 11.12%, compared to $99.8 million during the same period in 2013.

  Our loan servicing portfolio was $408.0 million at June 30, 2014, compared to $417.3 million at December 31, 2013.

  Total deposits increased $23.1 million, or 2.12%, to $1.1 billion at June 30, 2014 from $1.1 billion at December 31, 2013.

  Net interest and dividend income for the six months ended June 30, 2014 was $20.9 million compared to $16.0 million for the same period in 2013. Net interest and dividend income for the three months ended June 30, 2014 was $10.7 million compared to $7.8 million for the same period in 2013.

  Net income available to common stockholders was $4.4 million for the six months ended June 30, 2014, compared to $3.7 million for the same period in 2013. Net income available to common stockholders was $2.3 million for the three months ended June 30, 2014, compared to $1.7 million for the same period in 2013.

  As a percentage of total loans, non-performing loans decreased to 1.47% at June 30, 2014 from 1.86% at December 31, 2013.

Earnings Summary for the Six Months Ended June 30, 2014

Net income of $4.4 million for the six months ended June 30, 2014 represents the combined impacts of a changing revenue landscape for us. Net interest and dividend income, our core source of earnings, increased $5.0 million for the six months ended June 30, 2014, compared to the same period in 2013. This increase represents the combined impact of our acquisition of Randolph National Bank in October 2013 and our origination and organic portfolio growth, as well as the additional the benefits of our improving spreads and our cost of funds management.

The provision for loan losses increased $133 thousand to $709 thousand required based on adequacy calculations for the six months ended June 30, 2014, compared to $576 thousand for the same period in 2013.

Noninterest income increased $3.0 million, or 44.99%, to $9.5 million for the six months ended June 30, 2014, compared to $6.6 million for the same period in 2013. Within noninterest income, we can more clearly see the manifestation of the previously referenced changing revenue landscape. In recent years, we have recognized revenue within our mortgage banking operations as a result of the high volume of refinance activity into long-term fixed-rate mortgages, which we typically sell into the secondary market while retaining servicing for fee revenue and customer relationships. Additionally, markets during recent years have been favorable to providing opportunities within our investment portfolio. With the increases in long-term market rates, which began in the summer of 2013, these opportunities have waned and the anticipated impacts have been realized as we disclose lower net gains on sales of loans and sales of securities. Net gains on sales of loans decreased $1.4 million, or 89.43%, to $170 thousand for the six months ended June 30, 2014, compared to the same period in 2013. This is primarily driven by a change in volume from $63.4 million of loans sold in the six months ended June 30, 2013, compared to $12.7 million for the same period in 2014, a decrease of $50.7 million, or 79.93%. Gains on sales of securities, net, decreased $338 thousand, or 43.28%, to $443 thousand for the six month period ended June 30, 2014, compared to $781 thousand for the same period in 2014.

While we have seen some revenue streams decline, we have increased others. The most significant addition to noninterest income is $4.2 million from trust and investment management fees representing revenue from our subsidiary, Charter Trust Company. This represents an increase of $3.9 million over our realized income from our 50% ownership of Charter Trust Company for the six month period ended June 30, 2013. We completed the acquisition of Charter Holding Corp., the holding company of Charter Trust Company, in September 2013.

Noninterest expense increased $7.1 million, or 43.27%, to $23.4 million for the six months ended June 30, 2014, compared to $16.3 million for the same period in 2013. Within noninterest expense, salaries and employee benefits increased $3.7 million, or 44.03%, to $12.1 million for the six months ended June 30, 2014, compared to $8.4 million for the same period in 2013. This increase includes expenses related to additional staff and operations for Charter Trust Company and The Randolph National Bank and its eight branches, which represent over 70% of the increase in salaries and employees benefits. Occupancy expense increased $851 thousand, or 39.95%, to $3.0 million for the six month period ended June 30, 2014, compared to $2.1 million for the same period in 2013. The occupancy expenses from Charter Holding Corp. and former The Randolph National Bank branches represent $357 thousand and $537 thousand, respectively. Depositors' insurance increased $162 thousand, or 42.74%, due to the growth in deposits comparing June 30, 2014 to June 30, 2013. The increase of $693 thousand in outside services for the six months ended June 30, 2014, compared to the same period in 2013 includes $449 thousand related to Charter Trust Company operations and increases of $82 thousand related to our core processing provider and $47 thousand related to statement rendering, an increase of 81.14%, which is primarily related to newly introduced regulations that required us to provide monthly statements for all conventional mortgage accounts beginning in January 2014. Amortization of intangible assets increased $489 thousand, or 128.68%, to $869 thousand for the six months ended June 30, 2014, compared to $380 thousand for the same period in 2013 due to the additional core deposit intangible from the acquisition of The Randolph National Bank and the customer list intangible from the acquisition of Charter Holding Corp. Other expenses increased $588 thousand to $3.1 million for the six months ended June 30, 2014, including $370 thousand from Charter Trust Company operations and an increase of $128 thousand in contributions, including an increase of $105 in tax-qualified contributions.

Balance Sheet Summary as of June 30, 2014

Total assets were $1.5 billion at June 30, 2014, compared to $1.4 billion at December 31, 2013, an increase of $67.4 million, or 4.73%. Securities available-for-sale decreased $13.7 million to $111.6 million at June 30, 2014, from $125.2 million at December 31, 2013. Net loans held in portfolio increased $67.3 million, or 5.93%, to $1.2 billion at June 30, 2014, from $1.1 billion at December 31, 2013. Conventional real estate loans increased $37.0 million and commercial real estate loans increased $24.8 million, representing 54.97% and 36.86%, respectively, of the net loan growth. The allowance for loan losses was $9.8 million at June 30, 2014, compared to $9.8 million at December 31, 2013. The change of $46 thousand in the allowance for loan losses is the net effect of provisions of $709 thousand, charge-offs of $948 thousand and recoveries of $294 thousand in addition to net charge-offs of $13 thousand to the reserve for the overdraft protection program. Additionally, the Bank had a credit mark of $6.1 million at June 30, 2014 related to acquired loan balances of $174.8 million. During the six months ended June 30, 2014, we originated $190.8 million in loans, an increase of 7.49%, compared to $177.5 million during the same period in 2013. During the quarter ended June 30, 2014, we originated $110.9 million in loans, an increase of 11.12%, compared to $99.8 million during the same period in 2013.

Goodwill increased $191 thousand, or 0.43%, to $44.8 million at June 30, 2014, from $44.6 million at December 31, 2013. Intangible assets decreased $869 thousand, or 7.89%, to $10.2 million at June 30, 2014, compared to $11.0 million at December 31, 2013. This reflects ordinary amortizations of intangible assets of $869 thousand during the six months ended June 30, 2014.

Total deposits increased $23.1 million, or 2.12%, to $1.1 billion at June 30, 2014, from $1.1 billion at December 31, 2013, including an increase of $30.2 million in brokered deposits used in conjunction with additional advances to fund loan growth. Advances from the Federal Home Loan Bank increased $49.3 million, or 40.46%, to $171.0 million at June 30, 2014, from $121.7 million at December 31, 2013. Securities sold under agreements to repurchase decreased $7.0 million, or 25.26%, to $20.8 million at June 30, 2014 from $27.9 million at December 31, 2013.

Stockholders' equity of $152.8 million resulted in a book value of $15.74 per common share at June 30, 2014 based on 8,241,228 shares of common stock outstanding. The Bank remains well capitalized with a Leverage Capital ratio of 8.15% at June 30, 2014.

Quarterly Dividend

On July 10, 2014, we declared a regular quarterly cash dividend of $0.13 per share payable July 31, 2014 to stockholders of record as of July 24, 2014.

About New Hampshire Thrift Bancshares, Inc.
New Hampshire Thrift Bancshares, Inc. is the holding company of Lake Sunapee Bank, fsb, a federally chartered savings bank that provides a wide range of life-cycle banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp.; Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties; McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency; and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. New Hampshire Thrift Bancshares, Inc., through its direct and indirect subsidiaries, operates 29 offices in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 18 offices in Vermont in Orange, Rutland and Windsor counties.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and Lake Sunapee Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                    New Hampshire Thrift Bancshares, Inc.
                        Selected Financial Highlights

                                  Three Months             Six Months
(Dollars in thousands except     Ended June 30,          Ended June 30,
for per share data)             2014        2013        2014        2013
                             ---------  ----------  ----------  ----------
Net Income                   $   2,342   $   1,797   $   4,485   $   3,847
Per Common Share Data:
  Basic Earnings                  0.28        0.25        0.53        0.52
  Diluted Earnings (1)            0.28        0.25        0.53        0.52
  Dividends Paid                  0.13        0.13        0.26        0.26
  Dividend Payout Ratio          46.43%      52.00%      49.06%      50.00%

                                                          As of
(Dollars in thousands except                     June 30,     December 31,
for per share data)                                 2014           2013
                                              -------------  -------------
Total Assets                                   $  1,491,269   $  1,423,870
Total Securities (2)                                123,690        134,998
Loans, Net                                        1,201,357      1,134,110
Total Deposits                                    1,111,240      1,088,092
Federal Home Loan Bank Advances                     170,988        121,734
Stockholders' Equity                                152,756        149,257
Book Value per Common Share                    $      15.74   $      15.37
Common Shares Outstanding                         8,241,228      8,216,747

Leverage (Tier I) Capital                              8.15%          8.29%

Number of Offices:
  Banking Offices                                        38             38
  Insurance Offices                                       3              3
  Trust Offices                                           7              6

  (1) Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.
  (2) Includes available-for-sale securities shown at fair value and Federal
      Home Loan Bank stock at cost.

                    New Hampshire Thrift Bancshares, Inc.
                         Consolidated Balance Sheets

                                                   June 30,    December 31,
(Dollars in thousands)                               2014          2013
                                                 ------------  ------------
ASSETS                                            (Unaudited)
Cash and due from banks                          $     43,662  $     12,005
Overnight deposits                                          -        21,573
                                                 ------------  ------------
  Cash and cash equivalents                            43,662        33,578
Interest-bearing time deposits with other banks           996         1,743
Securities available-for-sale                         111,554       125,238
Federal Home Loan Bank stock                           12,136         9,760
Loans held-for-sale                                     1,335           680
Loans receivable, net                               1,201,357     1,134,110
Accrued interest receivable                             3,438         2,628
Premises and equipment, net                            24,655        23,842
Investments in real estate                              3,607         3,681
Other real estate owned                                   297         1,343
Goodwill                                               44,823        44,632
Intangible assets                                      10,151        11,020
Bank owned life insurance                              19,863        19,544
Other assets                                           13,395        12,071
                                                 ------------  ------------
  Total assets                                   $  1,491,269  $  1,423,870
                                                 ------------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing                            $    101,517  $    101,446
  Interest-bearing                                  1,009,723       986,646
                                                 ------------  ------------
    Total deposits                                  1,111,240     1,088,092
Federal Home Loan Bank advances                       170,988       121,734
Securities sold under agreements to repurchase         20,840        27,885
Subordinated debentures                                20,620        20,620
Accrued expenses and other liabilities                 14,825        16,282
                                                 ------------  ------------
    Total liabilities                               1,338,513     1,274,613
                                                 ------------  ------------

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value per share:
   2,500,000 shares authorized, non-cumulative
   perpetual Series B; 23,000 shares issued and
   outstanding at June 30, 2014 and December 31,
   2013; liquidation value $1,000 per share                 -             -
  Common stock, $.01 par value per share:
   10,000,000 shares authorized, 8,675,557
   shares issued and 8,241,228 shares
   outstanding at June 30, 2014 and 8,651,076
   shares issued and 8,216,747 shares
   outstanding at December 31, 2013                        87            87
  Warrants                                                  -             -
  Paid-in capital                                     101,316       100,961
  Retained earnings                                    60,580        58,347
  Unearned restricted stock awards                       (598)         (490)
  Accumulated other comprehensive loss                 (1,878)       (2,897)
  Treasury stock, 434,329 shares as of June 30,
   2014 and December 31, 2013, at cost                 (6,751)       (6,751)
                                                 ------------  ------------
  Total stockholders' equity                          152,756       149,257
                                                 ------------  ------------
  Total liabilities and stockholders' equity     $  1,491,269  $  1,423,870
                                                 ------------  ------------

                    New Hampshire Thrift Bancshares, Inc.
                Consolidated Statements of Income (unaudited)

                                  Three Months Ended      Six Months Ended
(Dollars in thousands,           June 30,   June 30,    June 30,   June 30,
except for per share data)         2014       2013        2014       2013
                                ---------- ----------  ---------- ----------
Interest and dividend income
  Interest and fees on loans    $   11,635 $    9,024  $   22,985 $   18,205
  Interest on debt investments:
    Taxable                            395        286         720        810
  Dividends                             46         10          81         23
  Other                                178        212         348        351
                                ---------- ----------  ---------- ----------
    Total interest and dividend
     income                         12,254      9,532      24,134     19,389
                                ---------- ----------  ---------- ----------

Interest expense
  Interest on deposits               1,068      1,081       2,170      2,106
  Interest on advances and
   other borrowed money                523        633       1,048      1,317
                                ---------- ----------  ---------- ----------
    Total interest expense           1,591      1,714       3,218      3,423
                                ---------- ----------  ---------- ----------

  Net interest and dividend
   income                           10,663      7,818      20,916     15,966

Provision for loan losses              709        162         709        576
                                ---------- ----------  ---------- ----------

  Net interest and dividend
   income after provision for
   loan losses                       9,954      7,656      20,207     15,390
                                ---------- ----------  ---------- ----------

Noninterest income
  Customer service fees              1,539      1,266       2,977      2,452
  Gain on sales of securities,
   net                                 435        614         443        781
  Net gain on sales of loans           118        675         170      1,608
  Net gain on sales of premises
   and equipment                        10          4          12          4
  Net loss on other real estate
   and property owned                  197         25         195         25
  Rental income                        172        185         347        368
  Bank owned life insurance
   income                              153        148         302        276
  Income from equity interest
   in Charter Holding Corp.              -        143           -        241
  Mortgage servicing income,
   net of amortization of
   mortgage servicing rights            54        (14)        133          1
  Insurance and brokerage
   service income                      318        334         802        819
  Trust fees                         2,076          -       4,152          -
                                ---------- ----------  ---------- ----------
    Total noninterest income         5,072      3,380       9,533      6,575
                                ---------- ----------  ---------- ----------

Noninterest expenses
  Salaries and employee
   benefits                          6,091      4,101      12,093      8,396
  Occupancy expenses                 1,403      1,054       2,981      2,130
  Advertising and promotion            281        213         436        312
  Depositors' insurance                270        202         541        379
  Outside services                     658        349       1,361        668
  Professional services                447        317         719        653
  ATM processing fees                  199        162         420        313
  Supplies                             134        121         298        250
  Telephone expense                    271        172         566        335
  Amortization of intangible
   assets                              434        188         869        380
  Other expenses                     1,502      1,379       3,078      2,490
                                ---------- ----------  ---------- ----------
    Total noninterest expense       11,690      8,258      23,362     16,306
                                ---------- ----------  ---------- ----------

Income before provision for
 income taxes                        3,336      2,778       6,378      5,659

Provision for income taxes             994        981       1,893      1,812
                                ---------- ----------  ---------- ----------

Net income                      $    2,342 $    1,797  $    4,485 $    3,847
                                ---------- ----------  ---------- ----------
Net income available to common
 stockholders                   $    2,285 $    1,740  $    4,370 $    3,646
                                ---------- ----------  ---------- ----------

For additional information contact:
Laura Jacobi
First Senior Vice President
Chief Financial Officer
603-863-0886